March 26, 2019

AXA EQUITABLE HOLDINGS ANNOUNCES
BOARD OF DIRECTOR APPOINTMENTS

New board structure follows AXA S.A.’s move to a minority shareholding position
Ramon de Oliveira named independent Chairman of the
AXA Equitable Holdings and AllianceBernstein Boards of Directors

NEW YORK - AXA Equitable Holdings, Inc. (“AXA Equitable Holdings”) (NYSE: EQH), a leading financial services company comprised of two principal franchises -- AXA Equitable Life and AllianceBernstein -- today announced new appointments to its Board of Directors, effective immediately. These actions follow the successful close of AXA S.A.’s (“AXA”) third offering of shares of AXA Equitable Holdings common stock on March 25, 2019 which moved AXA to a minority shareholding position.

AXA Equitable Holdings named Ramon de Oliveira as the independent Chairman of the AXA Equitable Holdings and AllianceBernstein Boards of Directors. Mr. de Oliveira has held a variety of board positions with subsidiaries of the company since 2011, and currently serves on the AXA Equitable Holdings and AllianceBernstein boards. He is a founder of the consulting firm Investment Audit Practice. Throughout his distinguished career, Mr. de Oliveira held senior positions at J.P. Morgan & Co. He founded and led J.P. Morgan Global Equities and served as Chairman and CEO of J.P. Morgan Investment Management and Private Bank.

“Today’s announcement reflects a thoughtful and deliberate process to establish independent governance and best position AXA Equitable Holdings to continue to achieve our strategic objectives and deliver value for our shareholders,” said Mark Pearson, AXA Equitable Holdings President and Chief Executive Officer. “I look forward to partnering with Ramon and the talented individuals across our boards who are leaders in their respective fields and provide us with in-depth and diverse expertise across a broad range of disciplines.”

The company announced subsidiary board members Kristi Matus and Bertram Scott will join the AXA Equitable Holdings Board of Directors. With these appointments, the AXA Equitable Holdings Board is now comprised of a majority of independent directors.

Ms. Matus currently is an Executive Advisor at Thomas H. Lee Partners. She previously served as the Chief Financial and Administrative Officer at athenahealth, Inc. Ms. Matus’ deep industry experience includes leadership positions at Aetna, having served as the Executive Vice President of Government Services, and as Chief Financial Officer for USAA and President of USAA’s Life Insurance and Investment Services businesses.

Mr. Scott is Senior Vice President of population health management at Novant Health, Inc. He brings broad industry experience to this appointment with previous roles as President and CEO of Affinity Health Plan and President of the U.S. Commercial business at CIGNA. In addition, Mr. Scott held senior management positions at leading organizations including TIAA-CREF, Horizon Mercy Health Plan and Prudential Insurance Company.

Consistent with the shareholder agreement between AXA Equitable Holdings and AXA, the company announced Karima Silvent, AXA Global Head of Human Resources, and Bertrand Poupart-Lafarge, AXA France Chief Financial Officer, will depart from the AXA Equitable Holdings Board of Directors.

In addition to the appointments to the AXA Equitable Holdings Board, the company announced Charles Stonehill, Jeffrey Hurd and Nick Lane will join the AllianceBernstein Board of Directors. All changes to the AllianceBernstein Board of Directors will take effect April 1, 2019.

Mr. Stonehill currently serves on the AXA Equitable Holdings and AXA Equitable Life Boards of Directors. He brings more than 40 years of experience in investment banking and capital markets having held senior leadership positions such as Global Head of Lazard Capital Markets, Head of Investment Banking for the Americas of Credit Suisse First Boston and as Head of European Equities and Equity Capital Markets at Morgan Stanley. Mr. Stonehill is the founding partner of Green & Blue Advisors.

Mr. Hurd is the Chief Operating Officer at AXA Equitable Holdings and a member of its Management Committee. He amassed deep industry experience during his nearly 20-year tenure at AIG having served as the Chief Operating Officer, Chief Human Resources Officer, Chief Administrative Officer and Head of Asset Management Restructuring. In addition, he was the Chief Administrative Officer and General Counsel for AIG Investments and the interim CEO of AIG Global Real Estate. Mr. Hurd has held a variety of board positions including United Guaranty Corporation, a leading mortgage insurer, and the post-IPO board of AIA Group, a top insurance company in Southeast Asia.

Mr. Lane is President of AXA Equitable Life with responsibility for the company’s commercial business lines and a member of the AXA Equitable Holdings’ Management Committee. He has held a variety of leadership roles since joining the company in 2005 including overseeing global strategy for AXA Group, running its asset management business and, most recently, serving as the CEO of AXA Japan. Mr. Lane has previously served on the boards of AllianceBernstein, AXA Investment Managers, AXA Private Equity and AXA Real Estate Management.

AXA Equitable Holdings Chief Financial Officer Anders Malmstrom will depart the AllianceBernstein Board after two years of service to focus on the strategic finance initiatives commensurate with AXA Equitable Holdings’ newly independent profile.

Denis Duverne, Chairman of the Board of Directors of AXA, and Robert Zoellick, the Non-Executive Chairman of the AllianceBernstein Board, will also depart from the AllianceBernstein Board of Directors.

Seth Bernstein, President and Chief Executive Officer of AllianceBernstein, together with Mark Pearson said, “On behalf of the AllianceBernstein Board, we would like to thank Denis and Bob for their significant contributions to the company. Denis has served with distinction for 23 years and we are grateful for his leadership. And we extend our sincere appreciation to Bob who brought us a valuable global perspective and has been instrumental in guiding AllianceBernstein through a time of significant change.”

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About AXA Equitable Holdings
AXA Equitable Holdings, Inc. (NYSE: EQH) is one of the leading financial services companies in the U.S. and is comprised of two complementary and well-established principal franchises, AXA Equitable Life Insurance Company and AllianceBernstein. We have been helping clients prepare for their financial future since 1859 and have a combined total of more than 12,500 employees and financial professionals, 5.3 million customer relationships and $619 billion of assets under management (as of 12/31/2018).

About AXA Equitable Life Insurance Company (“AXA Equitable Life”)
AXA Equitable Life is a wholly-owned indirect subsidiary of AXA Equitable Holdings, Inc. (NYSE: EQH). Founded in 1859, the company is one of America’s leading financial services providers with 2.8 million customers and more than $196 billion of assets under management (as of 12/31/2018). AXA Equitable Life’s mission is to help people retire with dignity, protect their families and prepare for their financial futures with confidence.

About AllianceBernstein
AllianceBernstein includes both AllianceBernstein L.P. (“ABLP”) and AllianceBernstein Holding L.P. AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. As of December 31, 2018, including both the general partnership and limited partnership interests in ABLP, AllianceBernstein Holding L.P. owned approximately 35.6% of ABLP and AXA Equitable Holdings, directly and through various subsidiaries, owned an approximate 65.2% economic interest in ABLP. Additional information about AllianceBernstein may be found on its website, www.alliancebernstein.com.

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